Exhibit 10.35

RESTRICTED STOCK AGREEMENT

UNDER THE

MARCHEX, INC.

2012 STOCK INCENTIVE PLAN

GRANTEE:

NO. OF SHARES:

This Agreement (the “Agreement”) evidences the award of              restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the Class B Common Stock of Marchex, Inc., a Delaware corporation (the “Company”), granted to you,                     , effective as of              (the “Grant Date”), pursuant to the Marchex, Inc. 2012 Stock Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms described below. All of the provisions of the Plan are expressly incorporated into this Agreement.

1. Terminology. Unless otherwise provided in this Agreement, capitalized words used herein are defined in the Glossary at the end of this Agreement or the Plan.

2. Vesting.

(a) All of the Award Shares are nonvested and forfeitable as of the Grant Date.

(b) [OFFICERS/EXECUTIVE OFFICERS/EMPLOYEES: So long as your Service with the Company is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, 25% of the Award Shares will vest and become nonforfeitable on each anniversary of the Grant Date, such that 100% of the Award Shares will be vested and nonforfeitable on the fourth anniversary of the Grant Date.] [DIRECTORS: So long as your Service with the Company is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, 100% of the Award Shares will vest and become nonforfeitable on the earlier of the first anniversary of the Grant Date or the date of the next Annual Meeting of Stockholders of the Company].

(c) [OFFICERS: Fifty percent (50%) of the total Award Shares not already vested as of the date of a Change in Control (as such term is defined in the Plan) will become vested and nonforfeitable upon the occurrence of a Change in Control] [EXECUTIVE OFFICERS: One hundred percent (100%) of the Award Shares will become vested and nonforfeitable upon the occurrence of both (x) a Change in Control, (y) followed by the earliest to occur of (i) a termination of your Service without Cause by the Company or any successor thereto, (ii) a Diminution in Duties, or (iii) the 12 month anniversary of the occurrence of the Change in Control so long as your Service with the Company is continuous from the Grant Date through such date.] [DIRECTORS: One hundred percent (100%) of the Award Shares will become vested and nonforfeitable as of immediately before and contingent upon the occurrence of a Change in Control, so long as your Service with the Company is continuous from the Grant Date through the date of the Change in Control.]

(d) Unless otherwise determined by the Administrator, none of the Award Shares will become vested and nonforfeitable after your Service with the Company ceases.

3. Termination of Employment or Service.

(a) If your Service with the Company ceases for any reason, except as otherwise specified in Section 2, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration.

(b) You acknowledge and agree that upon the forfeiture of any unvested Award Shares in accordance with Section 3(a), (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, the forfeited Award Shares shall automatically, without further act, terminate and (ii) the forfeited Award Shares shall be returned to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the forfeited Award Shares to be returned to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Common Stock of the Company is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the forfeited Award Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

4. Restrictions on Transfer.

(a) Until an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

(b) Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 4(a) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

5. Stock Certificates.

(a) You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books. The Company or an escrow agent appointed by the Administrator will hold in escrow the share certificates for safekeeping, or the Company may otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable. Until the Award Shares become vested and nonforfeitable, any share certificates representing such shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. All regular cash dividends on the Award Shares held by the Company will be paid directly to you on the dividend payment date. As soon as practicable after vesting of an Award Share, the Company will continue to retain the Award Share in uncertificated book entry form but remove the restrictions on transfer on its books with respect to that Award Share. Alternatively, upon your request, the Company will deliver a share certificate to you or deliver a share electronically or in certificate form to your designated broker on your behalf, for the vested Award Share.

(b) You are not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Award Shares, the consideration for which shall be past services actually rendered or, if none, future services to be rendered to the Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, you shall furnish consideration in the form of cash or past services rendered to the Company or for its benefit having a value not less than the par value of the Award Shares.

6. Tax Election and Tax Withholding.

(a) You hereby agree to make adequate provision for foreign (non-United States), federal, state and local taxes and social insurance contributions required by law to be withheld, if any, which arise in connection with the grant or vesting of the Award Shares. The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of Common Stock or redeeming Award Shares) the amount of any foreign (non-United States), federal, state or local taxes and social insurance contributions required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part; provided, however, that the value of the shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld or the Company may, but will not be required to, sell a number of Award Shares sufficient to cover applicable withholding taxes. If you do not make such payment when requested, the Company may refuse to issue any stock certificate under this Agreement or otherwise release for transfer any such shares until arrangements satisfactory to the Company for such payment have been made.

(b) The Company may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Award Shares either by electing to have the Company withhold from the shares to be released upon vesting that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a fair market value equal to no more than the amount necessary to satisfy the statutory minimum withholding amount due. Subject to your compliance with the Company’s policy on insider trading (as in effect from time to time), you may elect to pay the Company your obligations for the payment of such taxes through a special sale and remittance procedure commonly referred to as a “sell to cover” transaction pursuant to which you will concurrently provide irrevocable written instructions: (i) to the Company’s designated stock plan administrator to effect the immediate sale of a sufficient number of the Award Shares upon the vesting of the Award Shares to enable the Company’s designated stock plan administrator to remit, out of the sales proceeds available upon the settlement date, sufficient funds to the Company to cover all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such vesting and/or sale; and (ii) to the Company to deliver any certificate(s) or other evidence of ownership for such sold Award Shares directly to the Company’s designated stock plan administrator in order to complete the sale transaction.

(c) You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

7. Adjustments for Corporate Transactions and Other Events. Adjustments and certain other matters relating to recapitalizations, reorganizations, sale of the assets of the Company, changes in control and the like shall be made and determined in accordance with Section 7(d) of the Plan, as in effect on the date of this Agreement.

8. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

9. Rights as Stockholder. Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

10. The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

12. Entire Agreement. This Agreement, together with any employment, service or other agreement between you and the Company or an Affiliate applicable to the Award Shares, contain the entire understanding and agreement between you and the Company or an Affiliate with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among you and the Company or an Affiliate with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of this Agreement, the shall survive any vesting of the Award Shares and shall remain in full force and effect.

13. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on your rights with respect to the Award Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

14. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator or here: http://intranet.marchex.com.

15. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.

16. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

19. Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. Except as otherwise permitted by the requirements of Section 409A of the Code, and the Treasury Regulations issued thereunder, any reimbursement to which you are entitled pursuant to this Section 19 will (a) be paid no later than the last day of your taxable year following the taxable year in which the expense was incurred, (b) not be affected by the amount of expenses eligible for reimbursement in any other taxable year, and (c) not be subject to liquidation or exchange for another benefit.

20. Consideration for Award Shares. To ensure compliance with applicable state corporate law, the Company may require you to furnish consideration in the form of cash or cash equivalents equal to the par value of the Award Shares and you hereby authorize the Company to withhold such amount from remuneration otherwise due you from the Company.

GLOSSARY

(a) “Administrator” means the Board of Directors of Marchex, Inc. or such committee or committees appointed by the Board to administer the Plan.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with Marchex, Inc. (including but not limited to joint ventures, limited liability companies and partnerships). For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c) EXECUTIVE OFFICERS ONLY: “Cause” means that the Company’s Board of Directors has reasonably determined in good faith that any one or more of the following has occurred: (i) you shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony; (ii) you shall have willfully failed or refused to carry out the reasonable and lawful instructions of the Board (other than as a result of illness or disability) concerning duties or actions consistent with your then current position in a timely manner and otherwise in a manner reasonable acceptable to the Board and such failure or refusal shall have continued for a period of ten (10) days following written notice from the Board describing such failure or refusal in reasonable detail; (iii) you shall have breached any material provision of your confidentiality and assignment of inventions agreement; or (iv) you shall have committed any material fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.

(d) “Common Stock” means the Class B common stock, $0.01 par value per share, of Marchex, Inc.

(e) “Company” means Marchex, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Marchex, Inc.

(f) EXECUTIVE OFFICERS ONLY: “Diminution in Duties” means the occurrence of any of the following events without your express written consent: (i) a material diminution in the nature or scope of your duties, responsibilities, authority, powers or functions as compared to your duties, responsibilities, authority, powers or functions immediately prior to the Change in Control; (ii) you cease being (a) an executive officer of a publicly-traded company, or (b) a Section 16 reporting person under the Exchange Act; (iii) a material reduction in your annual base salary; or (iv) the relocation of the office at which you are to perform your duties and responsibilities to a location more than sixty (60) miles from Seattle, Washington.

(g) “Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not Marchex, Inc. or its successor, or an Affiliate of Marchex, Inc. or its successor.

(h) “You”; “Your”. You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

MARCHEX, INC.

By:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

WITNESS:	GRANTEE

Date:

Enclosure: Prospectus for the Marchex, Inc. 2012 Stock Incentive Plan

{This Stock Power should be signed in blank and deposited with the Company if share certificates are issued and/or delivered to the Grantee for Award Shares that are nonvested and forfeitable.}

STOCK POWER

FOR VALUE RECEIVED, the undersigned,             , hereby sells, assigns and transfers unto Marchex, Inc., a Delaware corporation (the “Company”), or its successor,              shares of Class B common stock, par value $0.01 per share, of the Company standing in my name on the books of the Company, represented by Certificate No.             , or an appropriate book entry notation, and hereby irrevocably constitutes and appoints                      as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

WITNESS:

Dated: